Exhibit 99.1

HACKENSACK, NJ, September 11, 2012 – First Real Estate Investment Trust of New Jersey (“FREIT”) reported its operating results for the nine and three-month periods ended July 31, 2012. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS	Nine Months Ended July 31, 2012	Three Months Ended July 31, 2012
* Net Income (Loss) Per Share-Basic:	$0.42	$(0.03)
* Dividends Per Share:	$0.90	$0.30
* FFO Per Share-Basic:	$1.31	$0.35
* FFO Payout:	68.7%	85.7%
* Average Residential Occupancy:	95.6%	95.9%
* Average Commercial Occupancy:	83.9%	81.4%

RESULTS OF OPERATIONS

The schedule below provides a detailed analysis of the major changes that impacted net income-common equity for the nine and three months ended July 31, 2012 and 2011:

	Nine Months Ended July 31,			Three Months Ended July 31,
	2012	2011	Change	2012	2011	Change
	(in thousands, except per share)			(in thousands, except per share)
Real estate revenues:
Commercial properties	$17,696	$18,037	$(341)	$5,843	$6,000	$(157)
Residential properties	14,352	13,979	373	4,825	4,679	146
Total real estate revenues	32,048	32,016	32	10,668	10,679	(11)

Operating expenses:
Real estate operations	13,646	13,328	318	4,544	4,163	381
General and administrative	1,280	1,189	91	415	393	22
Depreciation	4,600	4,531	69	1,555	1,528	27
Total operating expenses	19,526	19,048	478	6,514	6,084	430

Deferred project cost write-off, net of income relating to early lease termination	(776)	—	(776)	(2,236)	—	(2,236)

Operating income	11,746	12,968	(1,222)	1,918	4,595	(2,677)

Investment income	80	77	3	25	25	—
Insurance recovery	—	207	(207)	—	—	—
Financing costs	(8,663)	(8,572)	(91)	(2,957)	(2,860)	(97)

Income (loss) from continuing operations	3,163	4,680	(1,517)	(1,014)	1,760	(2,774)

Income from discontinued operations	275	207	68	123	74	49

Net income (loss)	3,438	4,887	(1,449)	(891)	1,834	(2,725)

Net (income) loss attributable to noncontrolling interests in subsidiaries	(525)	(1,043)	518	668	(329)	997

Net income (loss) attributable to common equity	$2,913	$3,844	$(931)	$(223)	$1,505	$(1,728)

Earnings per share - basic:
Continuing operations	$0.38	$0.52	$(0.14)	$(0.05)	$0.21	$(0.26)
Discontinued operations	0.04	0.03	0.01	0.02	0.01	0.01
Net income (loss) attributable to common equity	$0.42	$0.55	$(0.13)	$(0.03)	$0.22	$(0.25)

Weighted average shares outstanding	6,942	6,942		6,942	6,942

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Real Estate revenue for the nine months ended July 31, 2012 (“Current Nine Months”), exclusive of income relating to the Giant early lease termination, increased 0.1% to $32,048,000 compared to $32,016,000 for the nine months ended July 31, 2011 (“Prior Nine Months”). Real Estate revenue for the three months ended July 31, 2012 (“Current Quarter”), decreased 0.1% to $10,668,000 compared to $10,679,000 for the three months ended July 31, 2011 (“Prior Year’s Quarter”). On August 29, 2012, FREIT sold its Heights Manor Apartments in Spring Lake Heights, NJ. Since this property was under contract for sale as of the end of the Current Quarter, current accounting guidance requires that the related current and prior year’s earnings of Heights Manor be classified as “Income from discontinued operations” in FREIT’s income statement. (See discussion under Residential Segment for additional information.) Net income from continuing operations (net of income attributable to noncontrolling interests) for the Current Nine Months and Current Quarter was $2,638,000 ($0.38 per share basic) and a loss of $(346,000) ($0.05 per share basic), respectively, compared to $3,637,000 ($0.52 per share basic) and $1,431,000 ($0.21 per share basic), respectively, for the prior year’s comparable periods. Net income attributable to common equity (“net income-common equity”) for the Current Nine Months and Current Quarter was $2,913,000 ($0.42 per share basic) and a loss of $(223,000) ($0.03 per share basic), respectively, compared to $3,844,000 ($0.55 per share basic) and $1,505,000 ($0.22 per share basic) for the Prior Nine Months and Prior Year’s Quarter. Included in net income-common equity for the Current Nine Months was the recognition of income relating to the Giant early lease termination, offset by a write-off of a portion of the deferred project costs relating to revisions to the development plans at the Grande Rotunda shopping center (“Rotunda”). (See discussion under Commercial Segment for additional information.)

The consolidated results of operations for the Current Nine Months and Current Quarter are not necessarily indicative of the results to be expected for the full year or any other period.

SEGMENT INFORMATION

The following tables set forth comparative net operating income ("NOI") data for FREIT’s real estate segments and reconcile the NOI to consolidated net income-common equity for the Current Nine Months and Current Quarter, as compared to the prior year’s comparable periods:

	Commercial				Residential				Combined
	Nine Months Ended				Nine Months Ended				Nine Months Ended
	July 31,		Increase (Decrease)		July 31,		Increase (Decrease)		July 31,
	2012	2011	$	%	2012	2011	$	%	2012	2011
	(In thousands)				(In thousands)				(In thousands)
Rental income	$13,635	$13,842	$(207)	-1.5%	$14,108	$13,732	$376	2.7%	$27,743	$27,574
Reimbursements	3,926	3,911	15	0.4%	—	—	—		3,926	3,911
Other	123	140	(17)	-12.1%	244	247	(3)	-1.2%	367	387
Total revenue	17,684	17,893	(209)	-1.2%	14,352	13,979	373	2.7%	32,036	31,872

Operating expenses	7,239	7,198	41	0.6%	6,407	6,130	277	4.5%	13,646	13,328
Net operating income	$10,445	$10,695	$(250)	-2.3%	$7,945	$7,849	$96	1.2%	18,390	18,544
Average
Occupancy %	83.9%	89.7%		-5.8%	95.6%	95.1%		0.5%

Reconciliation to consolidated net income:
Deferred rents - straight lining	7	162
Amortization of acquired leases	5	(18)
Investment income	80	77
Insurance recovery	—	207
General and administrative expenses	(1,280)	(1,189)
Depreciation	(4,600)	(4,531)
Deferred project cost write-off , net of
income relating to early lease termination	(776)	—
Financing costs	(8,663)	(8,572)
Income from continuing operations	3,163	4,680
Income from discontinued operations	275	207
Net income	3,438	4,887
Net income attributable to noncontrolling interests	(525)	(1,043)
Net income attributable to common equity	$2,913	$3,844

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	Commercial				Residential				Combined
	Three Months Ended				Three Months Ended				Three Months Ended
	July 31,		Increase (Decrease)		July 31,		Increase (Decrease)		July 31,
	2012	2011	$	%	2012	2011	$	%	2012	2011
	(In thousands)				(In thousands)				(In thousands)
Rental income	$4,503	$4,571	$(68)	-1.5%	$4,757	$4,615	$142	3.1%	$9,260	$9,186
Reimbursements	1,311	1,323	(12)	-0.9%	—	—	—		1,311	1,323
Other	39	40	(1)	-2.5%	68	64	4	6.3%	107	104
Total revenue	5,853	5,934	(81)	-1.4%	4,825	4,679	146	3.1%	10,678	10,613

Operating expenses	2,421	2,246	175	7.8%	2,123	1,917	206	10.7%	4,544	4,163
Net operating income	$3,432	$3,688	$(256)	-6.9%	$2,702	$2,762	$(60)	-2.2%	6,134	6,450
Average
Occupancy %	81.4%	89.6%		-8.2%	95.9%	96.4%		-0.5%

Reconciliation to consolidated net income:
Deferred rents - straight lining	(3)	72
Amortization of acquired leases	(7)	(6)
Investment income	25	25
General and administrative expenses	(415)	(393)
Depreciation	(1,555)	(1,528)
Deferred project cost write-off	(2,236)	—
Financing costs	(2,957)	(2,860)
Income (loss) from continuing operations	(1,014)	1,760
Income from discontinued operations	123	74
Net income (loss)	(891)	1,834
Net (income) loss attributable to noncontrolling interests	668	(329)
Net income (loss) attributable to common equity	$(223)	$1,505

NOI is based on operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other items. FREIT assesses and measures segment operating results based on NOI. NOI is not a measure of operating results or cash flow as measured by generally accepted accounting principles, and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

COMMERCIAL SEGMENT

Total revenue from FREIT’s commercial segment for the Current Nine Months and Current Quarter, exclusive of income relating to the Giant of Maryland, LLC (“Giant”) lease termination at the Rotunda, decreased by 1.2% and 1.4%, respectively, as compared to the prior year’s comparable periods. NOI for the Current Nine Months and Current Quarter decreased 2.3% and 6.9%, respectively, as compared to the Prior Nine Months and Prior Year’s Quarter. The primary reasons for the decrease in revenue and NOI for the current year were Giant vacating its space at the Westridge Square shopping center (see discussion below), and higher real estate taxes at the Damascus Center, a portion of which could not be billed back to the tenants, since the center is not fully occupied.

We expect the fragile US recovery to grind along during 2012 and retail sales to continue to show slight improvement. Exclusive of the Giant space at both the Westridge Square and the Rotunda shopping centers (see discussions below), tenant fall-out at our other properties has been minor, as average occupancy rates for the Current Nine Months and Current Quarter decreased 1.6% and 1.9%, respectively, from last year’s comparable periods.

On February 3, 2012, Grande Rotunda, LLC (“Grande”), a 60% owned affiliate of FREIT entered into a lease termination agreement (“Agreement”) with Giant, the tenant and operator of the 35,994 sq. ft. Giant supermarket at Grande’s Rotunda property located in Baltimore, Maryland. Giant, under the terms of the Agreement, agreed to (i) waive its right to extend the term of the lease through March 31, 2035, (ii) terminate the lease and surrender the premises to Grande no later than the earlier of commencement of the redevelopment of the property or March 31, 2015, and (iii) notwithstanding any earlier termination date, continue to pay monthly fixed rent payments plus its share of common area maintenance charges and taxes for the Rotunda property through March 31, 2015. Grande has agreed (i) not to lease more than 20,000 sq. ft. of any space in the property for use as a food supermarket through March 31, 2035, and (ii) if Grande decides to lease such space for use as a food supermarket, it must first offer the space for the same use under the terms acceptable to Grande, to Giant, which will have thirty days to accept the offer before the space may be leased to a third party.

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As a result of the Giant lease termination and the terms of the Agreement, Grande will not be required to construct a lower level Giant supermarket as part of the redevelopment project at the Rotunda, which represented a costly component of the project. In addition, the Giant lease contained significant restrictions on Grande’s ability to make modifications to the property. This development clears the way for Grande to move forward with the redevelopment planning for this property. As a result of Giant terminating its lease and vacating its space at the Grande Rotunda shopping center in April 2012, the results for the Current Nine Months include income of $2.95 million relating to the Giant early lease termination, offset by a $1.49 million deferred project cost write-off relating to a change in development plans for the Rotunda, specifically the write-off of the design fees relating to the Giant portion of the project incurred to date and included in Construction in Progress (“CIP”). The early lease termination fee is comprised of the net present value of the monthly rent in accordance with the terms of the terminated lease, projected common area maintenance charges, and real estate taxes from April 1, 2012 through March 31, 2015. In addition, included in the $2.95 million lease termination fee are the write-off of the balances in Below Market Value Lease Acquisition Costs, and In-Place Lease Costs relating to the Giant lease. In light of the Giant lease termination and its potential impact on the scope of the development plans for the Rotunda site, management proposed further revisions to the scope of the Rotunda development project. On July 24, 2012, FREIT’s Board of Trustees (“Board”) approved the revisions to the scope of the project, thereby further reducing the complexity and projected cost of the project. As a result of the Board’s decision to move forward with the revised development plans, an additional $2.2 million of certain deferred project costs relating to planning and feasibility costs included in CIP were written-off in the Current Quarter.

At Westridge Square, a major tenant, Giant, elected not to extend its lease beyond October 31, 2011, and vacated its space at the center during May 2011. Since Giant vacated its space at Westridge Square, FREIT has been endeavoring to re-lease the space to a new tenant or tenants that would enhance the shopping experience at Westridge Square. However, no rent has been generated from the space since November 1, 2011. This vacancy has adversely affected Westridge Square’s operating results for the current fiscal year, resulting in revenue reductions for the Westridge Square property of 18% for the Current Nine Months, as well as the Current Quarter. The potential impact on FREIT’s per share earnings for Fiscal 2012 is estimated at approximately $0.10 per share assuming the vacant space is not leased for the entire year.

On July 27, 2012, FREIT signed a lease agreement with G-Mart Frederick, Inc. (“G-Mart”) for a significant portion (40,000 square feet) of the space previously occupied by Giant. G-Mart manages an international grocery store chain, and the operation of a G-Mart International Foods store at Westridge Square is expected to complement other retailers in the center and be a welcome addition to the surrounding neighborhood. FREIT expects to incur leasing costs and tenant improvement costs associated with the lease to G-Mart. We anticipate that G-Mart will begin operating at the center during the 1st calendar quarter of 2013.

On May 2, 2012, FREIT’s Board authorized management to pursue the sale of its South Brunswick, NJ property. The decision to sell this property was based on the Board’s desire to re-deploy the net proceeds arising from the sale to real estate assets in other areas of FREIT’s operations. However, it is still not possible for management to estimate when a sale of the South Brunswick property will occur, and therefore, it is classified as held for use as of July 31, 2012.

Construction related to the expansion and renovation of the Damascus Center was completed in November 2011. We are currently in the negotiation process with potential tenants for the new, currently available space constructed in the final phase (Phase III) of this project. Approximately 80% of the space at the Damascus Center is leased or under letters-of-intent, and 72% of the space is occupied.

RESIDENTIAL SEGMENT

Total revenue from FREIT’s residential segment for the Current Nine Months and Current Quarter increased by 2.7% and 3.1%, respectively, as compared to the prior year’s comparable periods. The increase in total revenue for the Current Nine Months and Current Quarter is primarily attributable to higher base rental income at many of our residential properties. In addition, occupancy levels for the Current Nine Months increased 0.5% over last year’s comparable period, further contributing to the positive increase in revenue. For the Current Quarter, average occupancy decreased 0.5% over the Prior Year’s Quarter, however, higher base rental income realized during the Current Quarter more than offset the slight decrease in occupancy. NOI for the Current Nine Months increased by 1.2%, as compared to the Prior Nine Months. The increase in NOI was primarily due to the increase in rental revenue for the current year. However, for the Current Quarter, NOI decreased by 2.2% primarily attributable to higher real estate taxes for the Current Quarter, which more than offset the positive increase in rental revenue for the Current Quarter.

In July 2012, FREIT entered into a contract for the sale of the Heights Manor Apartments in Spring Lake Heights, New Jersey, which closed on August 29, 2012. FREIT recognized a net gain of approximately $9.5 million from the sale. Since the sale closed subsequent to the close of FREIT’s 3rd Quarter ended July 31, 2012, the sale and related gain will be recognized in FREIT’s financials in the 4th Quarter of this year. As the property was under contract for sale as of July 31, 2012, the operating results of the Heights Manor apartments have been classified as discontinued operations in the income statements for the period ended July 31, 2012, and the income statements for all periods presented. Revenue attributable to discontinued operations was $776,000 and $262,000 for the current nine month and three month periods ended July 31, 2012, respectively. For the prior year’s nine month and three month periods ended July 31, 2011 revenue from discontinued operations was $746,000 and $255,000, respectively.

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FREIT continues to pursue the sale of the Palisades Manor Apartments, in Palisades Park, NJ, and the Grandview Apartments in Hasbrouck Heights, NJ. The decision to pursue the sale of these properties was based on the Board of Trustees’ desire to re-deploy the net proceeds arising from the sale to real estate assets in other areas of FREIT’s operations. It is not possible for management to estimate when a sale of any of these properties will occur, and therefore, the properties continue to be classified as held for use as of July 31, 2012.

FUNDS FROM OPERATIONS (“FFO”):

Many consider FFO, which is a non-GAAP financial measure, as the standard measurement of a REIT’s performance. We compute FFO as follows:

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2012	2011	2012	2011
	(In thousands, except per share)		(In thousands, except per share)
Net income	$3,438	$4,887	$(891)	$1,834
Depreciation	4,600	4,531	1,555	1,528
Amortization of deferred leasing costs	193	215	71	72
Deferred rents (Straight lining)	(7)	(162)	3	(72)
Amortization of acquired leases	(5)	18	7	6
Under market lease amortization re: Giant
lease termination	(1,344)	—	—	—
Deferred project cost write-off	3,726	—	2,236	—
Discontinued operations	(275)	(207)	(123)	(74)
Capital Improvements - Apartments	(507)	(367)	(190)	(228)
Distributions to noncontrolling interests	(745)	(1,144)	(240)	(380)
FFO	$9,074	$7,771	$2,428	$2,686
Per Share - Basic	$1.31	$1.12	$0.35	$0.39
Weighted Average Shares Outstanding	6,942	6,942	6,942	6,942

FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and the FFO of other REITs may not be directly comparable.

DIVIDENDS

The 3rd quarter dividend of $0.30 per share will be paid on September 17, 2012 to shareholders of record on September 3, 2012.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q to be filed covering this period.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.OB) REIT organized in 1961. It has approximately $237 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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